Exhibit 2.3
DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE SECURITIES EXCHANGE ACT OF 1934

The following is a description of our outstanding securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as required pursuant to the relevant Items under Form 20-F. GLOBALFOUNDRIES Inc. (“GF,” “we,” “us,” and “our”) has the following series of securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, par value US$0.02 per share	GFS	The Nasdaq Global Select Market
GF was incorporated on October 7, 2008, as a Cayman Islands exempted company with limited liability. Our corporate purposes are unrestricted and we have the authority to carry out any object not prohibited by any law as provided by Section 7(4) of the Cayman Islands Companies Act (as amended) (the “Cayman Companies Act”).

Our affairs are governed principally by: (1) our Amended and Restated Memorandum and Articles of Association (the “Memorandum and Articles of Association”); (2) the Cayman Companies Act; and (3) the common law of the Cayman Islands. As provided in our Memorandum and Articles of Association, subject to Cayman Islands law, we have full capacity to carry on or undertake any business or activity, do any act or enter into any transaction, and, for such purposes, full rights, powers and privileges. Our registered office is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.

ORDINARY SHARES

The following are summaries of material provisions of our Memorandum and Articles of Association and the Cayman Companies Act insofar as they relate to the material terms of our ordinary shares. These summaries do not purport to be complete and are subject to the Memorandum and Articles of Association. Throughout the following description of our share capital, we summarized the material terms of our ordinary shares as set forth in the Memorandum and Articles of Association. We have filed a copy of our complete Memorandum and Articles of Association as an exhibit to our Annual Report on Form 20-F.

Authorized Share Capital

Our authorized share capital consists of 1,300,000,000 ordinary shares of US$0.02 per share and 200,000,000 preferred shares with a par value of US$0.02 per share of such class or classes (however designated) as the board of directors may determine in accordance with our Memorandum and Articles of Association.

Ordinary Shares

Voting Rights
Each ordinary share is entitled to one vote on all matters upon which the ordinary shares are entitled to vote. Voting at any meeting of shareholders is by show of hands unless a poll is demanded. A poll may be demanded by the chairman of the meeting, or by shareholders present in person or by proxy holding at least 10% of the shares giving the right to attend and vote at the meeting before or on the declaration of the result of the show of hands.

A quorum required for any general meeting of shareholders consists of, at the time when the meeting proceeds to business, one or more of our shareholders holding shares which carry in aggregate (or representing by proxy) not less than one-third of all votes attaching to all of our shares in issue and entitled to vote at such general meeting. As a Cayman Islands exempted company, we are not obliged by the Cayman Companies Act to call annual general meetings. Only the board of directors may call an annual general meeting or any extraordinary general meeting. The Cayman Companies Act does not provide shareholders with rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Memorandum and Articles of Association provide that upon the requisition of any one or more of our shareholders holding shares which carry in aggregate not less than one-third of all votes attaching to all issued and outstanding shares of our company entitled to vote at general meetings, our board of directors will convene an extraordinary general meeting and put the resolutions so requisitioned to a vote at such meeting. However, our Memorandum and Articles of Association do not provide our shareholders with any right to put any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

Subject to regulatory requirements, the annual general meeting and any extraordinary general meetings must be called by not less than ten calendar days’ notice prior to the relevant shareholders meeting and convened by a notice discussed below. Alternatively, upon the prior consent of all holders entitled to attend and vote, with regards to the annual general meeting, or the holders of 95% in par value of the shares entitled to attend and vote at an extraordinary general meeting, that meeting may be convened by a shorter notice and in a manner deemed appropriate by those holders.

Generally speaking, an ordinary resolution to be passed by the shareholders at a general meeting requires the affirmative vote of a simple majority of the votes cast by, or on behalf of, the shareholders entitled to vote, present in person or by proxy and voting at the meeting and a special resolution requires the affirmative vote on a poll of no less than two-thirds of the votes cast by the shareholders entitled to vote who are present in person or by proxy at a general meeting. Both ordinary resolutions and special resolutions may also be passed by a unanimous written resolution signed by all of our shareholders.

A special resolution will be required for certain matters such as a change of name, amendments to our Memorandum and Articles of Association, and a reduction in our share capital or any capital redemption reserve fund. Our shareholders may effect certain changes by ordinary resolution, including increasing the amount of our authorized share capital, consolidating and dividing all or any of our share capital into shares of larger amounts than our existing shares, converting all or any of our paid-up shares into stocks and reconverting that stock into paid-up shares of any denomination, subdividing existing shares or dividing the whole or any part of our share capital into shares of smaller amounts or into shares without par value, and cancelling any authorized but unissued shares.

Dividends
The holders of our ordinary shares are entitled to such dividends as may be declared by our board of directors. Under the Cayman Companies Act, a Cayman Islands company may pay a dividend out of either profit or distributable reserves, including our share premium account, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business.

Liquidation
On a winding up of our company, if the assets available for distribution among the holders of our ordinary shares shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus will be distributed among the holders of our ordinary shares in proportion to the par value of the ordinary shares held by them at the commencement of the winding up subject to a deduction from those ordinary shares in respect of which there are monies due, of all monies payable to the us for unpaid calls or otherwise.

If our assets available for distribution are insufficient to repay the whole of the issued share capital, such assets will be distributed so that the losses are borne by the holders of our ordinary shares in proportion to the par value of the ordinary shares held by them.

The liquidator may, with the sanction of a special resolution of our shareholders and any other sanction required by the Cayman Companies Act, divide among the shareholders in kind the whole or any part of the assets of our company, and may for that purpose value any assets and determine how the division shall be carried out as among our shareholders or different classes of shareholders. The liquidator may, with the same sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the shareholder as the liquidator, with the same sanction, shall think fit, but so that no shareholder shall be compelled to accept any asset upon which there is a liability.

Share Repurchase
The Cayman Companies Act and our Memorandum and Articles of Association permit us to purchase our own shares, subject to certain restrictions. The board of directors may only exercise this power on behalf us, subject to the Cayman Companies Act, our Memorandum and Articles of Association and to any applicable requirements imposed from time to time by the SEC or the applicable stock exchange on which our securities are listed.

Directors
The management of our company is vested in a board of directors. Our Memorandum and Articles of Association provide that the number of directors is determined by our board of directors. However, for so long as MTIC is entitled to nominate at least one director to the board of directors, the board of directors will not, without MTIC’s prior written consent, include more than twelve directors and until such time as the Mubadala Entities no longer beneficially own in the aggregate at least 30% of our outstanding ordinary shares, the number of directors may not be changed without the prior written consent of MTIC.

In accordance with our Memorandum and Articles of Association, our board of directors is divided into three classes of directors, with the directors in each class serving staggered three-year terms. The quorum necessary for any meeting of our board of directors shall consist of a simple majority of the members provided that, for so long as the Mubadala Entities are entitled to nominate one Mubadala Designee to our board of directors, the presence of at least one Mubadala Designee shall be required on first call to a meeting of the board of directors.

Our Memorandum and Articles of Association also includes certain veto rights in favor of the Mubadala Entities providing that until such time as the Mubadala Entities no longer beneficially own at least 30% of our outstanding ordinary shares, the board of directors will require the prior written consent of MTIC to take, or to permit our subsidiaries to take, the following actions:
•issuances of equity securities, subject to customary exceptions;
•acquisitions or dispositions in an amount exceeding $300 million in any single transaction or $500 million in any calendar year, other than in the ordinary course of business;
•mergers, consolidations, or other transactions that would involve a change of control of our company;
•incurring financial indebtedness in an amount exceeding $200 million, subject to certain exceptions;
•hiring or terminating our Chief Executive Officer, Chief Financial Officer or Chief Legal Officer or designating any replacement thereto; or
•any material change in the nature of the business of our company and our subsidiaries, taken as a whole.

Corporate Opportunity
Our Memorandum and Articles of Association provides that we renounce our interest in any corporate opportunity offered to any of our directors or officers. Additionally, any such director or officer shall be permitted to pursue competing opportunities without any liability to us.

Redemption of Shares
We may issue shares on terms that are subject to redemption, at our option or at the option of the holders, on such terms and in such manner as may be determined by our board of directors.

Register of Shareholders
The ordinary shares are held through DTC, and DTC or Cede & Co., as nominee for DTC, has been recorded in the shareholders’ register as the holder of the ordinary shares.

Under Cayman Islands law, we must keep a register of shareholders that includes:
•the names and addresses of the shareholders, a statement of the shares held by each member, and of the amount paid or agreed to be considered as paid, on the shares of each member;
•whether voting rights attach to the shares in issue;
•the date on which the name of any person was entered on the register as a member; and
•the date on which any person ceased to be a member.

Under Cayman Islands law, our register of shareholders is prima facie evidence of the matters set out therein (i.e., the register of shareholders will raise a rebuttable presumption) and a shareholder registered in the register of shareholders is deemed as a matter of Cayman Islands law to have prima facie legal title to the shares as set against that person’s name in the register of shareholders. Upon the completion of the proposed transaction, the register of shareholders will be immediately updated to record and give effect to the issuance of new ordinary shares in the proposed transaction. Once the register of shareholders has been updated, the shareholders recorded in the register of shareholders should be deemed to have legal title to the shares set against their name.

However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. If an application for an order for rectification of the register of members were made in respect of our ordinary shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

Exempted Company
We are an exempted company with limited liability under the Cayman Companies Act. The Cayman Companies Act distinguishes between ordinary resident companies and exempted companies. Where the proposed activities of a company are to be carried out mainly outside of the Cayman Islands, the registrant can apply for registration as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except for the exemptions and privileges listed below:
•an exempted company does not have to file an annual return of its shareholders with the Registrar of Companies;
•an exempted company’s register of shareholders is not open to inspection;
•an exempted company does not have to hold an annual general meeting;

•an exempted company may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);
•an exempted company may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;
•an exempted company may register as a limited duration company; and
•an exempted company may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Anti-Takeover Provisions

Some provisions of our Memorandum and Articles of Association may discourage, delay or prevent a change in control of our company or management that shareholders may consider favorable, including provisions that:
•our board of directors is divided into three separate classes, with each class serving for staggered terms, with successors to the class of directors whose term expires at subsequent annual meetings of shareholders following the date of such introduction, being elected for a further fixed term;
•provide that our Memorandum and Articles of Association may be amended only by the affirmative vote of two-thirds of the votes permitted to be cast by persons present and voting in a general meeting at which a quorum is present;
•provide that directors nominated by Mubadala may only be removed with or without cause by MTIC;
•provide that any merger to which we are a party will require the approval of a special resolution and, until such time as the Mubadala Entities no longer beneficially own at least 30% of our outstanding ordinary shares, the prior written approval of MTIC;
•authorize our board of directors to issue preferred shares and to designate the rights, preferences, privileges and restrictions of such preferred shares without any further vote or action by our shareholders; and
•limit the ability of shareholders to requisition and convene general meetings of shareholders and prevent our shareholders from putting any proposals before annual general meetings or extraordinary general meetings not called by such shareholders.

These provisions are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions are also designed to encourage persons seeking to acquire control of the company to first negotiate with the board of directors. It is possible that these provisions could make it more difficult to accomplish transactions that shareholders may otherwise deem to be in their best interests.

Exclusive Forum

Our Memorandum and Articles of Association provide that unless we consent in writing to the selection of an alternative forum, the courts of the Cayman Islands will, to the fullest extent permitted by the law, have exclusive jurisdiction over any claim or dispute arising out of or in connection with our Memorandum and Articles of Association or otherwise related in any way to each shareholder’s shareholding in us, including but not limited to (i) any derivative action or proceeding brought on our behalf, (ii) any action asserting a claim of breach of any fiduciary or other duty owed by any of our current or former directors, officers or other employees to us or our shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Cayman Companies Act or our Memorandum and Articles of Association, and (iv) any action asserting a claim against us governed by the “Internal Affairs Doctrine” (as such concept is recognized under the laws of the United States) and that each shareholder irrevocably submits to the exclusive jurisdiction of the courts of the Cayman Islands over all such claims or disputes. Our Memorandum and Articles of Association will provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States will be the exclusive forum for the resolution of any complaint asserting a cause or causes of action arising under the Securities Act or Exchange Act, including all causes of action asserted against any defendant named in such complaint. Our Memorandum and Articles of Association also provide that, without prejudice to any other rights or remedies that we may have, each of our shareholders acknowledges that damages alone would not be an adequate remedy for any breach of the selection of the courts of the Cayman Islands as exclusive forum and that accordingly we shall be entitled, without proof of special damages, to the remedies of injunction, specific performance or other equitable relief for any threatened or actual breach of the selection of the courts of the Cayman Islands as exclusive forum.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights of our shares. In addition, there are no provisions in our Memorandum and Articles of Association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records
Holders of our shares have no general right under Cayman Islands law to inspect or obtain copies of the list of shareholders or our corporate records. However, our board of directors may determine from time to time whether and to what extent our accounting records and books shall be open to inspection by shareholders.
Handling of Mail
Mail addressed to us and received at our registered office will be forwarded unopened to the forwarding address, which will be supplied by us. None of us, our directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address.